AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 28, 2016 (the “Amendment Date”), by and between Glowpoint, Inc., a Delaware corporation (the “Company”), and Peter J. Holst, an individual (“Executive”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement dated January 13, 2013 (the “Existing Employment Agreement”);
WHEREAS, the Parties intend to amend and restate the Existing Employment Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Employment; Employment Term.

a.
Employment. Subject to the termination provisions of Section 3, the Company shall employ Executive as the Chief Executive Officer and President from January 13, 2013 (the “Effective Date”) until December 31, 2014 (the “Initial Term”). If either Executive or the Company does not provide the other Party with written notice of non-renewal of this Agreement at least sixty (60) days prior to expiration, then this Agreement shall automatically renew for addition one-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If either Executive or the Company does provide the other Party with written notice on non-renewal of this Agreement at least sixty (60) days prior to expiration of the current Term, then this Agreement shall automatically expire as of the expiration date for such Term (an “Expiration Event”). Notwithstanding the foregoing, either the Company or Executive may terminate Executive’s employment hereunder at any time, for any reason or no reason at all so long as they comply with the terms of this Agreement.

b.
Position. Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Executive by the Board of Directors of the Company (the “Board”). Executive shall abide by the written rules, regulations and policies of the Company as adopted or modified from time to time in the Company’s reasonable discretion. Executive shall be entitled to use his discretion with regard to where he is present to carry out his duties.

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c.
Other Activities. Executive shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities, consistent with the position of President and Chief Executive Officer, while employed by the Company, for the furtherance of the Company’s business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Board of Directors, Executive will not, during the Term (as defined below): (a) accept any other employment; or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive’s duties and responsibilities hereunder or creates a conflict of interest with the Company; provided, however, that in no event shall this sentence prohibit Executive from performing personal and charitable activities, or from serving on one or more board of directors or board of advisors, so long as the Board reasonably concludes such activities do not materially and adversely interfere with Executive’s duties for the Company. Executive shall request consent from the Company’s Board to join any board of directors, which consent shall not be unreasonably withheld.

d.
No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of other person or entity.

2.	Compensation.

a.
Salary. While Executive is employed by the Company hereunder, the Company will pay Executive an annualized base salary of One Hundred Ninety Nine Thousand Eight Hundred Seventy Five Dollars ($199,875), payable on a twice monthly basis during the Term, until the earlier of the expiration of the Term or the date on which Executive’s employment is terminated in accordance with the terms of this Agreement (the “Base Cash Compensation”). Executive’s Base Cash Compensation shall be subject to annual review by the Board during the Term and may be increased in the Board’s reasonable discretion; provided, however, that Executive’s Base Cash Compensation in effect from time to time shall not be decreased without Executive’s prior written consent.

b.
Annual Bonus. Executive and the Board of Directors will establish mutually agreed upon appropriate financial and non-financial goals and metrics applicable to Executive’s performance under this Agreement. Such goals and metrics will be taken into consideration in determining the amount, if any, of Executive’s annual bonus for such calendar year, which shall be determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion. Executive’s maximum annual bonus shall be 100% of his Base Cash Compensation of the relevant calendar year. Annual bonuses for all calendar years shall be made no later than March 15 following the calendar year for which the Employee earned the annual bonus.

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Executive shall have earned his annual bonus for a calendar year if Executive remains employed with the Company through December 31 of such calendar year.

c.
Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the course of performing his duties. The Company shall also pay all reasonable costs associated with Executive’s participation in any peer-to-peer membership organization for executive officers, business owners and executives of small- to mid-size businesses.

d.	Equity Incentive Awards. On the Effective Date, Executive was awarded the following equity incentive awards under the Company’s 2007 Stock Incentive Plan:

i.
A stock option grant with a stated term of 10 years covering 875,000 shares of Company common stock, the strike price for which shall be the closing price of the shares on the trading day immediately preceding the Effective Date. These options shall vest over four (4) years, with 25% vesting on the one-year anniversary of the Effective Date and the remainder vesting in equal monthly installments over the remaining 36 months of such period on the monthly anniversary dates of the Effective Date; provided, however, that such grant shall vest in full upon a Change of Control or Corporate Transaction (each as defined below). The stock options shall, to the maximum possible under applicable law, be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ii.
A restricted stock grant covering 100,000 shares of Company common stock, vesting over four (4) years, with 25% vesting on the one-year anniversary of Effective Date and the remainder vesting in equal monthly installments over the remaining 36 months of such period on the monthly anniversary dates of the Effective Date; provided, however, that such grant shall vest in full upon a Change of Control or Corporate Transaction (each as defined below).

iii.
The Company shall permit Executive to satisfy any tax withholding obligation due with respect to the equity incentive grants described above, and with respect to any stock issuable to Executive pursuant to Exhibit A below, by having the Company withhold from the shares issuable a number of shares having a fair market value equal to the tax withholdings due, and having the Company remit the withholding amount to the relevant taxing authorities in cash.

e.	Benefits.
While Executive is employed by the Company hereunder, the Company shall provide for Executive’s participation in all the benefits, benefit programs and

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perquisites on substantially the same basis as the benefits, benefit programs and perquisites offered to executive officers of the Company.

f.	Vacation. The Company shall provide Executive with four (4) weeks of paid vacation per each calendar year.

3.	Termination.

a.
Upon termination of Executive’s employment with the Company for any reason other than for Cause, Executive will be entitled to payment (or reimbursement to Executive) of the COBRA premiums for continuation of coverage for Executive and his eligible dependents under the Company’s then existing medical, dental and prescription insurance plans for a period of twelve (12) months from the date of termination of employment (or if Executive is not eligible for such coverage under COBRA during any portion of such twelve (12) month period, then the Company shall pay to Executive an amount equal to the premium which the Company would otherwise have been obligated to pay to provide COBRA coverage for Executive and his eligible dependents during such period) (the “COBRA Benefits”). All such COBRA Benefits shall be payable on the first day of each month.

b.
The Company may terminate this Agreement, all of the Company’s obligations under this Agreement, and Executive’s employment hereunder for “Cause,” by written notice to Executive, upon the occurrence of any one of the following on the part of Executive: (i) fraud, embezzlement, or conviction of a felony; (ii)  substantial, continuing and willful failure to render services in accordance with the terms of this Agreement after thirty (30) days of advance written notice and opportunity for cure; (iii) material breach of any of Executive’s material covenants contained in this Agreement after thirty (30) days of advance written notice and opportunity for cure; (iv) voluntary termination by Executive prior to the end of the Term without Good Reason (as defined below); or (v) knowing and intentional violation of any lawful, written Company policies regarding alcohol or drug usage. At least thirty (30) days prior to termination for Cause under clause (ii) or (iii) above, the Company will provide notice which shall identify in reasonable detail the facts supporting its action and will allow Executive an opportunity within that period of time to cure. In the event of the termination of this Agreement for Cause, in addition to the COBRA Benefits payable to Executive under Section 3(a) of this Agreement, the Company shall pay to Executive any unpaid Base Cash Compensation or bonuses earned by Executive through the date of termination and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay and benefits, in each case to the extent not theretofore paid (the “Accrued Obligations”).

c.
In the event that this Agreement or Executive’s employment with the Company is terminated (i) by the Company without Cause or by Executive for Good Reason (other than during the eighteen-month period following a Change in Control), or (ii) as a result of the expiration of the Term caused by the Company’s election not to

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renew this Agreement prior to the end of the Term, then, subject to the terms of this Section 3(c) and in addition to the Accrued Obligations and the COBRA Benefits payable to Executive under Section 3(a), the Company will pay to Executive an additional amount equal to twelve months of Executive’s Base Cash Compensation in effect immediately prior to such termination, plus 100% of Executive’s maximum annual target bonus payable for the calendar year during which such termination occurs (collectively, the “Severance”). Notwithstanding anything else in this Agreement to the contrary, the Company shall be obligated to pay the Severance hereunder only so long as Executive is not in material breach of any of the covenants, terms or provisions of Section 4 or Section 5 of this Agreement. In all cases, the Severance shall be paid in equal installments over a period of twelve months in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date following the Executive’s termination of employment.

d.
If at any time during the eighteen-month period following a Change in Control, this Agreement or Executive’s employment with the Company is terminated (i) by the Company without Cause or by Executive for Good Reason, or (ii) as a result of the expiration of the Term caused by the Company’s election not to renew this Agreement prior to the end of the Term, then, subject to the terms of this Section 3(d) and in addition to the Accrued Obligations and the COBRA Benefits payable to Executive under Section 3(a), the Company will pay to Executive an additional amount equal to (A) twenty-four months of Executive’s Base Cash Compensation in effect immediately prior to the effective date of termination, plus (B) 100% of Executive’s maximum annual target bonus amount for the calendar year during which termination of Executive’s employment occurs, plus (C) the pro-rated portion (determined on the basis of the number of days during which Executive served during the applicable calendar year prior to the effective date of termination) of Executive’s maximum annual target bonus amount for the calendar year in which the effective date of termination occurs (collectively, the “Change in Control Severance”). Notwithstanding anything else in this Agreement to the contrary, the Company shall be obligated to pay the Change in Control Severance hereunder only so long as Executive is not in material breach of any of the covenants, terms or provisions of Section 4 or Section 5 of this Agreement. In all cases, the Change in Control Severance shall be paid in equal installments over a period of twenty-four months in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date following the Executive’s termination of employment.

For purpose of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Company’s 2014 Equity Incentive Plan, as in effect on the Amendment Date.

e.	For purposes of this Agreement, “Good Reason” shall mean that Executive has severed his employment relationship with the Company based upon (i) the

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occurrence of any failure by the Company to pay any salary or other compensation or benefit when due and owing, (ii) the assignment to Executive by the Company of duties materially inconsistent with, or a material diminution of, Executive’s authority, title, duties, or responsibilities as set forth in this Agreement, including any change requiring Executive to report to anyone other than the Board (or following a Change in Control, the parent company’s Board of Directors), (iii) a material diminution in Executive’s Base Cash Compensation or bonus opportunity under this Agreement, or (iv) the Company’s requirement that the primary office that Executive is to perform services under this Agreement is at a location that is more than thirty (30) miles from Denver, Colorado. In the event of any circumstance described in this Section 3(e), Good Reason shall not exist unless Executive provides written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall identify in reasonable detail the basis therefor and be delivered within ninety (90) days after the occurrence of the event or circumstances which provided such basis, and the Company shall fail to cure such condition within thirty (30) days thereafter.

f.
Notwithstanding anything contained herein to the contrary, Section 4 through Section 15 shall remain in effect and survive (i) the termination of this Agreement by either Party pursuant to Section 3 or otherwise, and (ii) the expiration of the Term.

4.
Non-Disclosure. Except as required by the performance of his job duties, Executive shall not at any time or in any manner, directly or indirectly, use or disclose to any party other than the Company or an employee of the Company or as otherwise consented to in writing by the Company, any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a stockholder, officer, director and/or employee of the Company; provided, however, that the Confidential Information shall not include any information or knowledge that: (i) is already generally publicly known or that subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Executive or (ii) is lawfully required to be disclosed by any governmental agency or applicable law. As used herein, the term “Confidential Information” means information disclosed to or known by Executive as a consequence of his position with the Company or any of its affiliates and not generally known in the industry in which the Company or any of its affiliates is/are engaged and that in any way relates to the Company’s or any of its affiliates’ products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

5.	Noncompetition, Non-Solicitation and Non-Disparagement.

a.
Noncompetition. Executive acknowledges that in the course of his employment with the Company he will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other Confidential Information and that his services will be of special, unique and

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extraordinary value to the Company. Therefore, Executive agrees that, during the Term and for a period ending on the twelve (12) month anniversary of the date of termination of Executive’s employment with the Company (the “Non-compete Period”), Executive shall not (except on behalf of the Company or with the prior written consent of the Company), within the Restricted Territory (as defined below), (i) directly or indirectly own (except ownership of less than 5% of any class of securities which are listed for trading on any securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, or in any manner engage in the operation of a video network, video in the Cloud, video managed services, video conference suites or audio or video bridging services company or any material business conducted by the Company during the Term or (ii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business that is competitive with the business of the Company or any product of the Company, as such business is conducted as of the date of the Agreement or is conducted during the Service Term.

b.
Non-Solicitation. During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and the Company.

c.
Non-Disparagement. Executive agrees that during the Non-compete Period and after his employment with or engagement by the Company, he shall not make any false, defamatory or disparaging statements about the Company or its affiliates or the officers or directors of the Company or its affiliates.

6.
Specific Performance. The Parties hereto agree that their rights hereunder are special and unique and that any violation of the covenants set forth in Sections 4 and 5 of this Agreement would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of the covenants set forth in Sections 4 and 5 of this Agreement in the New Jersey State Courts, or in the United States District Court in Newark, New Jersey. The Parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon forum non‑conveniens. The choice of forum set forth in this Section 6 shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction.

7.
Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a

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nationally recognized overnight delivery service, with delivery confirmed, or (iv) faxed, with receipt confirmed, addressed as follows:
(a)    If to Executive:
Peter J. Holst
1776 Lincoln Street, Suite 1300
Denver, CO 80203

(b)    If to the Company to:
Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, CO 80203
Attn: Chairman of the Board of Directors

or such other persons or addresses as shall be furnished in writing by any Party to the other Party. A Notice shall be deemed to have been given as of the earliest to occur of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the fax is confirmed, as the case may be, unless the sending Party has actual knowledge that a Notice was not received by the intended recipient.

8.
Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

9.
LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW JERSEY, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, SHALL BE INTERPOSED IN ANY ACTION HEREON. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE NEW JERSEY STATE COURTS, OR IN THE UNITED STATES DISTRICT COURT IN THE NEWARK, NEW JERSEY. THE PARTIES CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 9 SHALL NOT BE

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DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

10.
Severability. The Company and Executive believe the covenants against competition contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

11.
Neutral Interpretation. This Agreement constitutes the product of the negotiation of the Parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any Party based upon the source of the draftsmanship hereof.

12.
Waiver of Compliance; Consents. Any failure of Executive to comply with any obligation, covenant, agreement or condition herein may be waived only in writing by the Company, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of the Company, any such written consent given by the Company shall be deemed given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12. No notice to or demand on Executive in any case shall entitle Executive to any other or further notice or demand in related or similar circumstances requiring such notice.

13.
Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing signed by both Parties to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the Parties with respect to such subject matter (specifically including, but not limited to, the Existing Employment Agreement).

14.	Section 409A.

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a.
It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. In no event, however, shall the Company be liable to Executive for any taxes, penalties, or interest that may be imposed on Executive as a result of the failure of this Agreement to comply with the requirements of Code Section 409A. The Company makes no representation or warranty as to whether the terms of the compensation or benefits payable under this Agreement satisfy the provisions of Section 409A of the Code.

b.
Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law. In addition, payments or benefits shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

c.
For purposes of this Agreement, phrases such as “date of termination” and “termination of employment,” when used to describe when Severance is payable, shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.

d.
All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Code Section 409A shall be made not later than the last day of the calendar year following the calendar year in which the expense was incurred. Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, nor are any such taxable reimbursement or taxable in-kind benefits subject to liquidation or exchange for any other benefit.

e.
If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 14e., would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of Executive’s status as a specified employee, then such payment shall instead be payable on the date that is five (5) days following the earliest to

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occur of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

15.	Golden Parachute Provisions.

a.
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment of any equity award under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  A comparison shall then be made between (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit.  If (B) exceeds (A), then no limit on the Payments shall be imposed by this Section 16. Otherwise, the amount payable to Executive shall be reduced so that no such Payment is subject to the Excise Tax.  “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

b.
In the event that a reduction in Payments is required pursuant to this Section, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation

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Date”). In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by the Company shall be used. Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first. Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.

c.
All determinations required to be made under this Section 16, including whether and when a Payment is cut back pursuant to Section 16a. and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and Executive. If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Section 280G Transaction, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which firm shall then be referred to as the Professional Services Firm hereunder). All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
GLOWPOINT, INC.

By:        /s/ DAVID CLARK
Name: David Clark
Title: Chief Financial Officer
EXECUTIVE:
By:        /s/ PETER HOLST
Name: Peter J. Holst

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